Exhibit 99.1
Contact: Brian K. Miller
Executive Vice President — CFO
Tyler Technologies, Inc.
(972) 713-3720
brian.miller@tylertech.com
TYLER TECHNOLOGIES REPORTS EARNINGS FOR
THIRD QUARTER 2009
Quarterly Revenues and Operating Income Reach New Highs
Dallas, October 28, 2009 — Tyler Technologies, Inc. (NYSE: TYL) today reported the following financial results for the quarter ended September 30, 2009:
•	Total revenues were $74.3 million, up 8.3 percent compared to $68.6 million in the same period last year. Software-related revenues (software licenses, subscriptions, software services, and maintenance) grew in the aggregate 9.7 percent for the quarter.

•	Operating income was $12.5 million, a 4.4 percent increase, compared with operating income of $11.9 million in the same quarter of 2008.

•	On June 27, 2008, Tyler settled outstanding litigation related to stock purchase warrants owned by Bank of America, N. A., and in the second quarter of 2008, Tyler recorded a non-cash legal settlement related to warrants charge of $9.0 million, which was not tax deductible. The results of this settlement are reflected in operating income, net income and net income per diluted share for the nine months ending September 30, 2008.

•	The effective income tax rate was 39.8 percent compared to 36.5 percent, before the impact of the non-cash legal settlement related to warrants, in the third quarter of 2008. Including the impact of the settlement, the tax rate for the 2008 third quarter was 48.4 percent.

•	Net income was $7.5 million, or $0.20 per diluted share, compared to non-GAAP net income for the three months ended September 30, 2008 of $7.8 million, before the impact of the non-cash legal settlement related to warrants, or $0.20 per diluted share. Including the impact of the settlement, net income for the 2008 third quarter was $6.4 million, or $0.16 per diluted share.
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Tyler Technologies Reports Earnings for
Third Quarter 2009
October 28, 2009

•	Free cash flow was $18.8 million (cash provided by operating activities of $22.9 million minus capital expenditures of $4.1 million). For the third quarter of 2008, free cash flow was $13.6 million (cash provided by operating activities of $27.5 million minus capital expenditures of $13.9 million). Capital expenditures for the three-month periods ending September 30, 2009 and 2008 included $3.6 million and $13.0 million, respectively, related to acquisitions of real estate for the company’s current and future office requirements. Excluding the real estate acquisitions, free cash flow for the three-month periods ending September 30, 2009 and 2008 was $22.4 million and $26.6 million, respectively.

For the nine months ended September 30, 2009, free cash flow was $22.6 million (cash provided by operating activities of $31.2 million minus capital expenditures of $8.6 million), compared to $26.6 million (cash provided by operating activities of $45.4 million minus capital expenditures of $18.8 million) for the nine months ended September 30, 2008. Capital expenditures for the nine-month periods ending September 30, 2009 and 2008 included $6.9 million and $15.2 million, respectively, related to acquisitions of real estate for the company’s current and future office requirements. Excluding the real estate acquisitions, free cash flow for the nine months ended September 30, 2009 was $29.5 million compared to $41.8 million for the same period in 2008.

•	EBITDA, or earnings before interest, income taxes, depreciation and amortization, was $14.8 million, compared to $15.2 million for the third quarter of 2008.

•	Gross margin increased 110 basis points to 44.7 percent, compared to 43.6 percent in the quarter ended September 30, 2008. Sequentially, gross margin for the third quarter improved from 44.3 percent in the second quarter of 2009.

•	Selling, general and administrative expenses were $17.1 million (23.0 percent of revenues), compared to $16.0 million (23.3 percent of revenues) in the same quarter last year.

•	Non-cash share-based compensation expense for the third quarter totaled $1.3 million, of which $139,000 was included in cost of revenues and $1.2 million was included in selling, general and administrative expenses. For the third quarter of 2008, share-based compensation expense was $1.1 million, of which $100,000 was included in cost of revenues and $998,000 was included in selling, general and administrative expenses.

•	Total backlog was $231.5 million at September 30, 2009, compared to $235.3 million at June 30, 2009 and $245.3 million at September 30, 2008. Software related backlog (excluding appraisal services) was $209.2 million, compared to $209.4 million at June 30, 2009 and $219.6 million at September 30, 2008.

•	Tyler ended the third quarter of 2009 with $10.0 million in cash and investments and $21.6 million of availability under its $25 million revolving line of credit. During the quarter, the Company used $700,000 in cash for acquisitions. For the three months ended September 30, 2009, the Company repurchased 519,948 shares of its common stock at a cost of $8.1 million, or an average of $15.49 per share. For the first nine months of 2009, Tyler repurchased 1,234,548 shares of its common stock at a cost of $17.0 million, or an average of $13.77 per share.
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Tyler Technologies Reports Earnings for
Third Quarter 2009
October 28, 2009

Revenues for the nine months ended September 30, 2009 increased 10.5 percent to $216.1 million from $195.6 million in 2008. Operating income for the first nine months of 2009 increased 23.3 percent to $33.8 million, compared to $27.4 million, before the impact of the non-cash legal settlement related to warrants, in the first nine months of 2008. Including the impact of the settlement, operating income for the nine-month period ending September 30, 2008 was $18.4 million.
Net income for the nine months ended September 30, 2009 was $20.4 million, or $0.56 per diluted share, compared to net income of $17.6 million, before the impact of the non-cash legal settlement related to warrants, or $0.45 per diluted share, for the comparable period of 2008. Including the impact of the settlement, net income for the nine month period ending September 30, 2008 was $9.7 million, or $0.25 per diluted share.
“We are pleased to report another quarter of solid financial performance, notwithstanding this difficult economic environment,” commented John S. Marr, Jr., Tyler’s president and chief executive officer. “Revenues, gross margin and operating income all reached new quarterly highs. Although software licenses revenues declined 11 percent from last year’s third quarter, we achieved record total revenues of over $74 million, bolstered by double-digit growth in recurring revenues. Maintenance revenues were up approximately 15 percent from last year and subscription revenues grew 29 percent, and for the first time these recurring revenues comprised more than 50 percent of total revenues.
“Gross margin increased by 110 basis points, and the year-to-date gross margin is 290 basis points higher than last year.” Mr. Marr continued, “It is important to note that Tyler achieved record quarterly operating income and margins while continuing to invest heavily in product development for both new and existing products, unlike some competitors that have reduced staffing and cut development. In fact, our research and development expense more than doubled compared to the third quarter of 2008. We believe that these investments in our products will provide us with a competitive advantage as the economy and our markets return to a more normal environment. In addition, we recently launched a new corporate branding initiative to build on our position as the leader in public sector software.
“Our business outlook remains positive, although the timing of new software sales is more difficult to predict in this environment. We continued to see a lengthening of our sales cycles in the most recent quarter, with many prospects taking more time to make decisions and execute contracts. New request for proposal activity for our major solution suites continues to be comparable to last year, resulting in a pipeline of opportunities that is at a historically high level. We have seen a general increase in market activity since Labor Day, and expect that a number of these opportunities will result in wins for Tyler in the coming months,” commented Mr. Marr. “We continue to maintain a solid backlog, even as we have increased our implementation capacity. Our software backlog remained essentially level with the second quarter of this year, while appraisal services backlog declined in line with our expectations.
“Based on Tyler’s financial performance during the first nine months of 2009, combined with our outlook for new business based on our sales pipelines and overall market activity, we have again revised slightly upward our earnings guidance for the full year 2009. Our solid performance in a difficult current environment has allowed us to maintain a steady focus on our long-term goals and as a result, Tyler is extremely well positioned to continue to execute our business model. We believe that our unique position in the local government software market, coupled with a strong competitive position and substantial recurring revenues, provides significant opportunity for continued long-term revenue growth and exceptional financial performance. It’s gratifying that Forbes Magazine has again recognized our strengths, naming Tyler to its list of “America’s 200 Best Small Companies” for the third consecutive year,” Mr. Marr concluded.
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Tyler Technologies Reports Earnings for
Third Quarter 2009
October 28, 2009

Annual Guidance for 2009
Total revenues for 2009 are currently expected to be in the range of $290 million to $293 million. Tyler expects to have diluted earnings per share of approximately $0.70 to $0.74. These estimates include assumed non-cash pretax expense for the year of approximately $5.1 million, or $0.11 per share after taxes, related to stock options and the Company’s stock purchase plan. The Company currently estimates that its effective income tax rate for 2009 will be approximately 39.6 percent.
Tyler expects that free cash flow for the year 2009 will be between $25 million and $30 million (cash provided by operations of $40 million to $44 million minus capital expenditures of between $14 million and $15 million). Excluding estimated real estate capital expenditures of approximately $11 million, free cash flow for 2009 is expected to be between $36 million and $41 million.
Tyler Technologies will hold a conference call on Thursday, October 29 at 12:00 p.m. Eastern Time to discuss the Company’s results. To participate in the teleconference, please dial into the call a few minutes before the start time: (888) 205-6648 (U.S. dialers) and (913) 312-0866 (international dialers). Please refer to confirmation code 5354605. A replay of the call will be available two hours after the completion of the call through November 5, 2009. To access the replay, please dial (888) 203-1112 (U.S. dialers) and (719) 457-0820 (international dialers) and reference passcode 5354605. The live webcast and archived replay can also be accessed on the Company’s Web site at www.tylertech.com.
Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to enable the public sector—cities, counties, schools and other government entities—to become more efficient, more accessible, and more responsive to the needs of citizens. Tyler’s client base includes more than 8,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. Tyler has been named one of “America’s 200 Best Small Companies” for three consecutive years by Forbes Magazine. More information about Tyler Technologies can be found at www.tylertech.com.
Non-GAAP Measures:
This press release discloses the financial measures of EBITDA and free cash flow as well as operating income, net income, earnings per share and EBITDA excluding the effects of a non-cash legal settlement related to warrants. These financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and are therefore considered non-GAAP financial measures. The non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies. We believe the presentation of these non-GAAP financial measures provides useful information to users of our financial statements and is helpful to fully understand our past financial performance and prospects for the future. We believe EBITDA and free cash flow are widely used by investors, analysts, and other users of our financial statements to analyze operating performance, provide meaningful comparisons to prior periods and to compare our results to those of other companies, and they provide a more complete understanding of our underlying operational results and trends, as well as our marketplace performance and our ability to generate cash. In addition, we internally monitor and review these non-GAAP financial measures on a consolidated basis as some of the primary indicators management uses to evaluate Company performance and for planning and forecasting future periods.
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Tyler Technologies Reports Earnings for
Third Quarter 2009
October 28, 2009

Therefore, management believes that EBITDA and free cash flow provide meaningful supplemental information to the investor to fully assess the financial performance, trends and future prospects of Tyler’s core operations. In addition, Tyler currently has no outstanding warrants or other convertible securities, and we believe the facts and circumstances underlying the legal settlement related to warrants are of a non-recurring nature. We believe excluding the effect of the non-cash legal settlement related to warrants from operating income, net income, earnings per share and EBITDA provides meaningful comparisons to prior periods and to compare our results to those of other companies.
This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical in nature and typically address future or anticipated events, trends, expectations or beliefs with respect to our financial condition, results of operations or business. Forward-looking statements often contain words such as “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates,” “plans,” “intends,” “continues,” “may,” “will,” “should,” “projects,” “might,” “could” or other similar words or phrases. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. We believe there is a reasonable basis for our forward-looking statements, but they are inherently subject to risks and uncertainties and actual results could differ materially from the expectations and beliefs reflected in the forward-looking statements. We presently consider the following to be among the important factors that could cause actual results to differ materially from our expectations and beliefs: (1) economic, political and market conditions, including the recent global economic and financial crisis, and the general tightening of access to debt or equity capital; (2) our ability to achieve our financial forecasts due to various factors, including project delays by our customers, reductions in transaction size, fewer transactions, delays in delivery of new products or releases or a decline in our renewal rates for service agreements; (3) changes in the budgets or regulatory environments of our customers, primarily local and state governments, that could negatively impact information technology spending; (4) technological and market risks associated with the development of new products or services or of new versions of existing or acquired products or services; (5) our ability to successfully complete acquisitions and achieve growth or operational synergies through the integration of acquired businesses, while avoiding unanticipated costs and disruptions to existing operations; (6) competition in the industry in which we conduct business and the impact of competition on pricing, customer retention and pressure for new products or services; (7) the ability to attract and retain qualified personnel and dealing with the loss or retirement of key members of management or other key personnel; and (8) costs of compliance and any failure to comply with government and stock exchange regulations. A detailed discussion of these factors and other risks that affect our business are described in our filings with the Securities and Exchange Commission, including the detailed “Risk Factors” contained in our most recent annual report on Form 10-K. We expressly disclaim any obligation to publicly update or revise our forward-looking statements.
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09-49
(Comparative results follow)

TYLER TECHNOLOGIES, INC.
CONDENSED INCOME STATEMENTS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues:
Software licenses	$10,167	$11,372	$30,835	$31,646
Subscriptions	4,558	3,526	12,694	10,503
Software services	20,383	18,600	60,945	54,973
Maintenance	32,744	28,353	92,106	79,102
Appraisal services	4,692	5,289	14,638	14,249
Hardware and other	1,788	1,497	4,851	5,084

Total revenues	74,332	68,637	216,069	195,557

Cost of revenues:
Software licenses	1,366	2,071	4,075	6,838
Acquired software	369	472	1,042	1,369
Software services, maintenance and subscriptions	35,259	31,988	102,520	93,555
Appraisal services	2,851	3,098	9,211	9,269
Hardware and other	1,252	1,058	3,697	3,684

Total cost of revenues	41,097	38,687	120,545	114,715

Gross profit	33,235	29,950	95,524	80,842

Selling, general and administrative expenses	17,114	15,985	51,608	46,155
Research and development expense	2,973	1,416	8,047	5,485
Amortization of customer and trade name intangibles	685	612	2,034	1,770
Non-cash legal settlement related to warrants	—	—	—	9,045

Operating income	12,463	11,937	33,835	18,387

Other (expense) income, net	(42)	398	(119)	1,044

Income before income taxes	12,421	12,335	33,716	19,431
Income tax provision	4,946	5,976	13,362	9,700

Net income	$7,475	$6,359	$20,354	$9,731

Earnings per common share:
Basic	$0.21	$0.17	$0.58	$0.26

Diluted	$0.20	$0.16	$0.56	$0.25

Weighted average common shares outstanding:
Basic	35,118	38,474	35,226	38,093
Diluted	36,487	40,019	36,559	39,626

Reconciliation of non-GAAP financial measures to reported GAAP financial measures:
Reconciliation of EBITDA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net income	$7,475	$6,359	$20,354	$9,731
Amortization of customer and trade name intangibles	685	612	2,034	1,770
Depreciation and other amortization included in cost of revenues and selling, general and administrative expenses	1,646	2,456	5,031	7,219
Interest expense (income) included in other income, net	41	(189)	103	(857)
Income tax provision	4,946	5,976	13,362	9,700

EBITDA	$14,793	$15,214	$40,884	$27,563

Reconciliation of net income and EBITDA before non-cash legal settlement related to warrants

	Three Months Ended		Nine Months Ended
	September 30, 2008		September 30, 2008
		Diluted		Diluted
		Earnings		Earnings
	Amount	Per Share	Amount	Per Share
Net income	$6,359	$0.16	$9,731	$0.25
Non-cash legal settlement related to warrants	—	—	9,045	0.23
Income tax provision	1,474	0.04	(1,129)	(0.03)

Net income before non-cash legal settlement related to warrants	7,833	$0.20	17,647	$0.45

Amortization of customer and trade name intangibles	612		1,770
Depreciation and other amortization included in cost of revenues and selling, general and administrative expenses	2,456		7,219
Interest income included in other income, net	(189)		(857)
Income tax provision	4,502		10,829

EBITDA before non-cash legal settlement	$15,214		$36,608

TYLER TECHNOLOGIES, INC.
CONDENSED BALANCE SHEETS
(Amounts in thousands)

	September 30,
	2009	December 31,
	(Unaudited)	2008
ASSETS

Current assets:
Cash and cash equivalents	$1,895	$1,762
Restricted cash equivalents	6,000	5,082
Short-term investments available-for-sale	—	775
Accounts receivable, net	85,613	76,989
Other current assets	9,533	10,046
Deferred income taxes	2,555	2,570

Total current assets	105,596	97,224

Accounts receivable, long-term portion	483	197
Property and equipment, net	31,961	26,522
Non-current investments available-for-sale	2,097	3,779

Other assets:
Goodwill and other intangibles, net	123,268	123,812
Other	224	227

Total assets	$263,629	$251,761

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$29,309	$25,696
Short-term revolving line of credit	2,101	8,000
Deferred revenue	99,670	95,773

Total current liabilities	131,080	129,469

Deferred income taxes	8,092	8,030
Shareholders’ equity	124,457	114,262

Total liabilities and shareholders’ equity	$263,629	$251,761

TYLER TECHNOLOGIES, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine months ended September 30,
	2009	2008
Cash flows from operating activities:
Net income	$20,354	$9,731
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	7,065	8,989
Non-cash legal settlement related to warrants	—	9,045
Share-based compensation expense	3,653	2,719
Excess tax benefit from exercise of share-based arrangements	(525)	(560)
Changes in operating assets and liabilities, exclusive of effects of acquired companies	702	15,475

Net cash provided by operating activities	31,249	45,399

Cash flows from investing activities:
Proceeds from sale of investments	2,500	44,565
Purchases of investments	—	(8,625)
Cost of acquisitions, net of cash acquired	(2,934)	(23,868)
Additions to property and equipment	(8,632)	(17,375)
Acquired lease	—	(1,387)
Increase in restricted investments	(918)	(620)
Decrease (increase) in other	11	(38)

Net cash used by investing activities	(9,973)	(7,348)

Cash flows from financing activities:
Decrease in net borrowings on revolving credit facility	(5,899)	—
Purchase of treasury shares	(18,263)	(28,968)
Contributions from employee stock purchase plan	1,069	872
Proceeds from exercise of stock options	1,425	1,617
Excess tax benefit from exercise of share-based arrangements	525	560
Warrant exercise in connection with legal settlement	—	2,005

Net cash used by financing activities	(21,143)	(23,914)

Net increase in cash and cash equivalents	133	14,137
Cash and cash equivalents at beginning of period	1,762	9,642

Cash and cash equivalents at end of period	$1,895	$23,779